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                                                                      EXHIBIT 12

        GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      AND
 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                        THREE MONTHS ENDED APRIL 1, 1995

                                  (Unaudited)

                                                                                        RATIO OF
                                                                                      EARNINGS TO
                                                                      RATIO OF          COMBINED
                                                                      EARNINGS       FIXED CHARGES
                                                                      TO FIXED       AND PREFERRED
(Dollar amounts in millions)                                           CHARGES      STOCK DIVIDENDS
                                                                      ---------     ----------------
Net earnings                                                           $   528           $  528

Provision for income taxes                                                 266              266

Minority interest in net earnings of consolidated affiliates                17               17
                                                                      ---------         -------

Earnings before provision for income taxes and minority interest           811              811
                                                                      ---------         -------

Fixed charges:
  Interest                                                               1,520            1,520
  One-third of rentals                                                      36               36
                                                                      ---------         -------

Total fixed charges                                                      1,556            1,556
                                                                      ---------         -------

Less capitalized interest, net of amortization                               3                3
                                                                      ---------         -------

Earnings before provision for income taxes and minority interest
  plus fixed charges                                                   $ 2,364           $2,364
                                                                       =======      ============

Ratio of earnings to fixed charges                                        1.52
                                                                       =======

Preferred stock dividend requirements                                                    $   10

Ratio of earnings before provision for income taxes to net earnings                        1.50

Preferred stock dividend factor on pre-tax basis                                             15

Fixed charges                                                                             1,556
                                                                                        -------

Total fixed charges and preferred stock dividend requirements                            $1,571
                                                                                    ============

Ratio of earnings to combined fixed charges and preferred stock
  dividends                                                                                1.51
                                                                                    ============